SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BRANTLEY CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

3201 Enterprise Parkway, Suite 350
Cleveland, Ohio 44122

July 30, 2002

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Brantley Capital Corporation (the “Company”) to be held on September 17, 2002 at 10:00 AM Eastern Daylight Time, at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122.

      The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the meeting, we will also report on the operations of the Company, and directors and officers will be present to respond to any questions you may have.

CAUTION

      A dissident stockholder and director of the Company, Phillip Goldstein, has announced his intention to commence a proxy contest in opposition to your board of directors. Mr. Goldstein will be seeking your support to, among other things, elect two other dissidents in place of the two highly qualified and experienced nominees proposed for election by your board and to liquidate the Company. We urge you to reject Mr. Goldstein’s solicitation — do not sign any proxy card he may send you. Please be assured that your board of directors will continue to act in the best interest of all stockholders.

      The board of directors, except for Mr. Goldstein, believes that the proposals to be made by Mr. Goldstein are not in the best interests of the stockholders. Those proposals and the reasons the Company believes the proposals are not in stockholders’ best interests are set forth in the enclosed Proxy Statement. The Proxy Statement also outlines the business plan adopted by the Company aimed at reducing the discount between the Company’s net asset value and stock price.

      Your board of directors is committed to serving the best interests of the Company and all stockholders. We believe Mr. Goldstein’s proposed actions are unnecessary, disruptive and may impede our efforts to enhance the value of the investment of all of our stockholders. Accordingly, we urge you not to sign any proxy card Phillip Goldstein may send you and strongly recommend that you vote “FOR” our director nominees and “AGAINST” his proposals on the WHITE proxy card provided herein.

      Your vote is important regardless of the number of shares you own. We urge you to sign, date and mail the enclosed WHITE proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

      On behalf of your board of directors, thank you for your continued interest and support.

Sincerely,

Robert P. Pinkas
Chairman of the Board and Chief Executive Officer

BRANTLEY CAPITAL CORPORATION

3201 Enterprise Parkway, Suite 350
Cleveland, Ohio 44122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2002

      Notice is hereby given that the 2002 Annual Meeting of the Stockholders of Brantley Capital Corporation (the “Company”) will be held on September 17, 2002 at 10:00 a.m. Eastern Daylight Time, at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122, for the following purposes:

1.	To elect two directors to serve for a term of five years or until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the Company’s independent public accountants; and

3.	To consider, if properly presented at the meeting, a proposal by Phillip Goldstein to recommend that the board of directors take action to commence an orderly liquidation of the Company as soon as possible;

4.	If proposal number 3 is approved, to consider, if properly presented at the meeting, a proposal by Phillip Goldstein to terminate the existing investment advisory agreement and to request that the board negotiate a new advisory agreement at a reduced fee; and

5.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

      The holders of record of shares of common stock of the Company at the close of business on June 28, 2002 will be entitled to receive notice of and vote at the meeting.

      It is important to your interests that all stockholders participate in the affairs of the Company, regardless of the number of shares you own. Accordingly, the Company urges you promptly to fill out, sign and return the enclosed proxy or register your vote by telephone even if you plan to attend the meeting. Instructions are shown on the proxy card. You have the option to revoke the proxy at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting.

By Order of the Board of Directors,

Paul H. Cascio
Vice President and Secretary

Cleveland, Ohio

July 30, 2002

BRANTLEY CAPITAL CORPORATION

3201 Enterprise Parkway, Suite 350
Cleveland, Ohio 44122

PROXY STATEMENT

2002 Annual Meeting of Stockholders

       The proxy that accompanies this statement is being solicited by the Board of Directors (the “Board”) of Brantley Capital Corporation (the “Company”) for use at the 2002 Annual Meeting of Stockholders (the “Meeting”) to be held on September 17, 2002, or at any adjournment thereof. This proxy statement was first mailed on or about July 30, 2002 to stockholders of record on June 28, 2002.

      Any stockholder giving a proxy for the Meeting may revoke it before it is exercised by giving a later dated proxy, submitting a new vote over the telephone or by giving notice of revocation to the Company in writing or at the Meeting. However, the mere presence at the Meeting of the stockholder does not revoke the proxy. Unless revoked as stated above, the shares of common stock represented by valid proxies will be voted on all matters to be acted upon at the Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the Meeting, but shares that are voted as abstentions and broker non-votes, together with any other shares not voted at the Meeting, will be deemed not voting on the issues or matters as to which abstention is applicable. A broker non-vote exists where a broker proxy indicates that the broker is not authorized to vote on a particular proposal. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the selection of the Company’s independent public accountant. With respect to the election of directors, proxies cannot be voted for a greater number of persons than the number of nominees named.

      The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company, or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock held of record by such brokers, custodians, nominees or fiduciaries, each of whom will be reimbursed by the Company for its expenses in so doing. In addition, the Company has retained Georgeson Shareholder Communications, Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses.

      The record date for determination of stockholders entitled to vote at the Meeting is June 28, 2002. As of June 28, 2002, the outstanding voting securities of the Company consisted of 3,810,535 shares of common stock. Each share of common stock has one vote. The presence, in person or by proxy, of the holders of a majority of the common stock of the Company outstanding and entitled to be cast shall constitute a quorum for the purposes of the Meeting.

      As you may be aware, Phillip Goldstein of Opportunity Partners, L.P. has announced his intention to commence a hostile proxy contest, and the Company believes that he will distribute his own proxy solicitation materials (the “Dissident Proxy”) to its stockholders. Mr. Goldstein will attempt to solicit your vote for the purpose, among other things, of electing two of his colleagues as directors of your Company. As discussed in more detail below, the directors other than Mr. Goldstein believe that Mr. Goldstein will nominate Andrew Dakos and Gerald Hellerman (the “Dissident Nominees”) for positions on the board of directors to further Mr. Goldstein’s personal agenda, including a liquidation of the Company, discussed below. The directors’ reasons for strongly opposing the Dissident Nominees and Mr. Goldstein’s other proposals are set forth in the Opposition Statements included in this Proxy Statement. Please give this material your careful attention.

      The Company’s investment adviser, Brantley Capital Management, L.L.C., is located at 3201 Enterprise Parkway, Suite 350, Cleveland, Ohio, 44122. The Company’s administrator, State Street Bank and Trust Company, is located at 225 Franklin Street, Boston, Massachusetts, 02110.

      The Company’s audited financial statements are contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is being provided to stockholders. Such report, and the financial statements contained therein, are not to be considered as part of this soliciting material. A copy of the Annual Report on Form 10-K is available without charge upon request. Please direct your request to Brantley Capital Corporation, Attention: Tab A. Keplinger, 3201 Enterprise Parkway, Suite 350, Cleveland, Ohio 44122, phone number: (216) 464-8400. A self-addressed postage paid card for requesting a copy of the Annual Report on Form 10-K is provided with this proxy statement for your convenience.

PROPOSAL ONE: ELECTION OF DIRECTORS

      Currently, the Company’s board of directors consists of eight members divided into five classes, with each director serving a five-year term and one class of directors being elected by the Company’s stockholders annually. Directors serve until their successors are elected and qualified. The Company reduced the size of the board after the resignation of James Smith. The Company intends to increase the size of the board of directors within ninety days in order to add an independent director pursuant to the requirements of the Investment Company Act of 1940.

      Messrs. James P. Oliver and Benjamin F. Bryan, the Class V Directors, have been nominated for election for a five-year term expiring in 2007. The affirmative vote of a majority of the shares of common stock represented at the Meeting is required to elect James P. Oliver and Benjamin F. Bryan as directors of the Company for the terms for which they have been nominated. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

      A stockholder can vote for or withhold his or her vote from any or all of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons as are nominated as replacements. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve. Mr. Philip Goldstein, a director of the Company, has notified the Company in writing that he intends to oppose this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF JAMES P. OLIVER AND BENJAMIN F. BRYAN AS DIRECTORS OF THE COMPANY FOR THE TERMS FOR WHICH THEY HAVE BEEN NOMINATED.

Information about Directors

      The following information was furnished to the Company by the nominees and each director currently serving, and sets forth the name, age, principal occupation or employment of each such person and the period during which he has served as a director of the Company. Except as otherwise noted below, each director (including the nominees) has held his principal occupation or employment for at least five years. The business address of each nominee and director listed below is c/o Brantley Capital Corporation, 3201 Enterprise Parkway, Suite 350, Cleveland, Ohio 44122.

Nominees for Class V Directors — Term Expiring in 2007

      Mr. Oliver is an interested person within the meaning of the Investment Company Act of 1940 because his law firm serves as the Company’s legal counsel. Mr. Bryan is considered an independent director for purposes of the Investment Company Act of 1940.

      James P. Oliver, 57, a director of the Company, is a partner with the law firm of Squire, Sanders & Dempsey L.L.P. and is a past member of the firm’s Management Committee. Mr. Oliver’s practice focuses on general corporate and board matters with substantial experience in high net worth individuals and their succession wealth issues. Mr. Oliver is a graduate of Bowling Green State University and the University of Cincinnati College of Law. Mr. Oliver has been a director of the Company since he was appointed by the board of directors in 1998 to fill a vacancy on the board. The law firm of Squire, Sanders & Dempsey L.L.P. has represented the Company as counsel since shortly after its formation in 1996. Mr. Oliver is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      Benjamin F. Bryan, 48, a director of the Company, is President of Owl Properties Company, a real estate brokerage and management company. He is also a partner in Synergy Capital of Colorado LLC, a real estate investment and development entity. From 1992 to 1997, Mr. Bryan served as Executive Vice President and a director of The Tower Properties Company, a publicly owned, Kansas City, Missouri-based developer, owner and manager of real estate. From 1980 to 1991, Mr. Bryan held a series of public policy and public administration positions, including Executive Assistant to the Mayor of Cleveland, Public Affairs Manager with the Denver Chamber of Commerce and Executive Director of the Metro Denver Transportation Development Commission. Mr. Bryan has been a director of the Company since its formation in 1996. Mr. Bryan is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Class IV Directors — Term Expiring in 2006

      Mr. Cascio is an interested person within the meaning of the Investment Company Act of 1940 because he is an executive officer of the Company and an executive officer and manager of the Company’s investment adviser, Brantley Capital Management, L.L.C. Mr. Saltz is considered an independent director for purposes of the Investment Company Act of 1940.

      Paul H. Cascio, 40, a director of the Company, serves as Vice President and Secretary of the Company and as Vice President and Secretary of Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser. Mr. Cascio also serves as a general partner of the general partner of Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. Prior to joining Brantley Venture Partners II, L.P. and Brantley Venture Partners III, L.P. in May, 1996, Mr. Cascio was a Managing Director and head of the General Industrial Manufacturing and Services Group in the Corporate Finance Department at Dean Witter Reynolds Inc. Before joining Dean Witter in 1986, Mr. Cascio was employed in the Corporate Finance Department at E.F. Hutton & Company Inc. Mr. Cascio has been Vice President, Secretary, and a director of the Company since 1998. Mr. Cascio is a director of three funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      Peter Saltz, 58, a director of the Company, is a consultant to KraftMaid Cabinetry, Inc., the second largest cabinet manufacturer in the United States. Mr. Saltz served as Vice Chairman of Finance from 1997 to 1999 and Senior Executive Vice President and Chief Financial Officer of KraftMaid from 1980 to 1997 and has over 29 years of experience as a certified public accountant in the United States and South Africa. Mr. Saltz holds a limited partnership interest in BVP III and BVP IV. Mr. Saltz has been a director of the Company since 1998. Mr. Saltz is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Class II Directors — Term Expiring in 2004

      Mr. Finn is an interested person within the meaning of the Investment Company Act of 1940 because he is an executive officer of the Company and an executive officer and manager of the Company’s investment adviser, Brantley Capital Management, L.L.C. Mr. Smith is considered an independent director for purposes of the Investment Company Act of 1940.

      Michael J. Finn, 52, is President and a director of the Company and is President and a manager of Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser. Mr. Finn also serves as a general partner of the general partner of Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. From 1987 to 1995, Mr. Finn served as portfolio manager and Vice President of the

Venture Capital Group of Sears Investment Management Company in Chicago. In this capacity, Mr. Finn managed the development of a $150 million portfolio of private equity investments, including the investment of over $24 million directly in 25 operating companies. From 1983 to 1987, he led the development of a $250 million venture capital program for the State of Michigan Department of Treasury as its deputy director. In 1982, Mr. Finn founded and served as President of the Michigan Certified Development Corporation, a small business development corporation which financed over $50 million of investments in six companies in Michigan during the period 1982 to 1984. In 1976, he launched the Forward Development Corporation, an entity sponsored by the U.S. Small Business Administration for small business financing. He serves on the board of directors of several portfolio companies in which one or more of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. have invested, including Medirisk, Inc. and Pediatric Services of America, Inc. Mr. Finn has been a director and the President of the Company since its formation in 1996. Mr. Finn is a director of three funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Class I Directors — Term Expiring in 2003

      Mr. Pinkas is an interested person within the meaning of the Investment Company Act of 1940 because he is an executive officer of the Company and an executive officer and manager of the Company’s investment adviser, Brantley Capital Management, L.L.C. Messrs. Bales and Goldstein are considered independent directors for purposes of the Investment Company Act of 1940.

      Phillip Goldstein, 57, is a self-employed investment adviser and is the President of Kimball and Winthrop, Inc., an investment advisory firm. Since 1992, Mr. Goldstein has managed investments for a limited number of clients and has served as the portfolio manager and President of the general partner of Opportunity Partners, a private investment partnership. He was elected a director of The Mexico Equity and Income Fund in February 2000, The Italy Fund in May 2000, and Dresdner RCM Global Strategic Income Fund in November 2000. He was also a director of Clemente Strategic Value Fund from 1998 to 2000. Mr. Goldstein was elected to the board of directors to fill a newly created seat in 2001. Mr. Goldstein is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      Robert P. Pinkas, 48, is Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company; and Chairman of the Board, Chief Executive Officer, Treasurer and a manager of Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser. Mr. Pinkas was the founding partner of Brantley Venture Partners, L.P., a venture capital fund started in 1987, and led the formation of three related venture capital funds Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. A family limited partnership of which Mr. Pinkas is the sole general partner serves as a general partner of the sole general partner of each of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. Each of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. has made venture capital investments similar to the investments the Company makes in private companies. From 1981 to 1987, Mr. Pinkas was active in venture capital management and financing as a founding director and investor in seven early-stage companies. He serves on the board of directors of several portfolio companies in which one or more of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. have invested, including Gliatech, Inc., Pediatric Services of America, Inc., Medirisk, Inc., Quad Systems Corporation and Waterlink, Inc. Mr. Pinkas has been Chairman of the Board, Chief Executive Office, Treasurer and a director of the Company since its formation in 1996. Mr. Pinkas is a director of four funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      L. Patrick Bales, 59, a director of the Company, is a partner with the firm of Bales Partners, Inc., an executive search consulting firm that services smaller growth companies as well as major corporations in both the private and public sector. The firm conducts executive search assignments both domestically and internationally and has affiliate offices in London and Tokyo. Previously, Mr. Bales was employed with Paul R. Ray & Company from 1981 to 1983 in their Chicago office and was on the professional staff of two other search firms in the

Chicago area from 1975 to 1981. He spent five years with Weber Marking Systems prior to embarking upon his career in executive search. Mr. Bales has been a director of the Company since its formation in 1996. Mr. Bales is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Information about Non-Director Executive Officers

      The following information was furnished to the Company by the non-director executive officers and sets forth the name, age, principal occupation or employment of each such person and the period during which he has served as an executive officer of the Company.

      Tab A. Keplinger, 41, has served as Vice President and Chief Financial Officer of the Company since its inception. Prior to joining the Company in February 1997, Mr. Keplinger was Vice President and Chief Financial Officer of Victoria Financial Corporation. Before joining Victoria Financial Corporation in 1990, Mr. Keplinger was a senior audit manager in the manufacturing and service sectors for KPMG Peat Marwick.

      Shawn M. Wynne, 42, joined the Company in 2001 as a Vice President and is primarily responsible for the origination, evaluation, structuring and management of its mezzanine investment activities. Prior to joining the Company, Mr. Wynne was a Director at Stonehenge Partners Inc., the successor firm to Banc One Capital Markets, Banc One Corporation’s investment banking and principal investment entity, which managed $500 million in assets. He was responsible for origination, execution and management of mezzanine and preferred stock investments for Banc One Capital Markets, Inc. Prior to joining Banc One Capital Markets, Mr. Wynne held senior business development and group management positions with Banc One and the Bank of Nova Scotia. He is a member of the board of directors of various private companies.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company and persons who beneficially own more than 10% of the Company’s common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and 10% stockholders are also required by the rules promulgated by the SEC to furnish to the Company copies of all Section 16(a) reports they file.

      Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that each of its officers and directors complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2001.

Stock Ownership of Officers, Directors and Beneficial Owners

      The following table sets forth as of July 26, 2002, the number of shares of the Company’s common stock beneficially owned by each of its current directors and executive officers and all directors and executive officers as a group, according to information furnished to the Company by such persons, except as noted below. Unless otherwise indicated, the Company believes that each director and executive officers set forth in the table has sole voting and investment power with respect to such shares of common stock. The address for each of the directors and executive officers is c/o Brantley Capital Corporation, 3201 Enterprise Parkway, Suite 350, Cleveland, Ohio 44122.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership		of Class(1)

Interested Directors
Michael J. Finn(3)	146,702	(2)	3.85%
Paul H. Cascio(3)	95,444	(4)	2.50%
James P. Oliver	6,900	(5)	*
Robert P. Pinkas(3)	459,953	(6)	12.07
Independent Directors
Phillip Goldstein	262,300	(7)	6.88%
L. Patrick Bales	10,800	(8)	*
Benjamin F. Bryan	15,564	(8)	*
Peter Saltz	17,000	(5)	*
Non-Director Executive Officers
Tab A. Keplinger	60,583	(9)	1.59%
Shawn M. Wynne	900		*
All Directors and Executive Officers as a Group (11 persons)	1,082,146		28.40%

*	Shares owned are less than one percent of class.

(1)	Based on 3,810,535 shares of common stock outstanding as of July 26, 2002.

(2)	Includes 133,333 shares subject to stock option grants. Excludes 16,667 unvested shares subject to stock option grants.

(3)	Owner of an interest in Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser.

(4)	Includes 83,333 shares subject to stock option grants. Excludes 16,667 unvested shares subject to stock option grants.

(5)	Includes 6,000 shares subject to stock option grants.

(6)	Includes 400,000 shares subject to stock option grants. Excludes 50,000 unvested shares subject to stock option grants.

(7)	Information regarding share ownership was obtained from the Schedule 13D that Phillip Goldstein and Andrew Dakos filed jointly as a group on June 10, 2002. Mr. Goldstein reported beneficial ownership of 253,400 shares of the Company’s common stock and Mr. Dakos reported beneficial ownership of 6,900 shares of the Company’s common stock. Because they filed the Schedule 13D as a group, the Company has aggregated their share ownership for purposes of this table. Mr. Goldstein reported sole voting power as to 156,500 shares of common stock, shared voting power as to 7,000 shares, and sole investment power as to 253,400 shares. Mr. Dakos reported sole voting and investment power as to 4,000 shares of common stock and shared voting and investment power as to 2,900 shares. Includes 2,000 shares subject to stock option grants.

(8)	Includes 10,000 shares subject to stock option grants.

(9)	Includes 58,333 shares subject to stock option grants. Excludes 16,667 unvested shares subject to stock option grants.

      The following table sets forth information about one person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of its common stock other than as noted above:

	Amount and
	Nature of
	Beneficial	Percent
Name	Ownership	of Class

Richard A. Barone	391,480 (1)	10.3%
Ancora Capital One Chagrin Highlands, 2000 Auburn Drive, Suite 420 Cleveland, Ohio 44122

Fifth Third Bancorp	301,100 (2)	7.8%
Fifth Third Center Cincinnati, Ohio 45263

Deutsche Banc Alex. Brown Inc.	279,200 (3)	7.3%
31 West 52nd Street New York, New York 10019

(1)	Information regarding share ownership was obtained from the Schedule 13D filed by Richard A. Barone on June 14, 2002. Mr. Barone reported sole voting and investment power as to 20,000 shares of the Company’s common stock and shared investment power as to 371,480 shares of the Company’s common stock.

(2)	Information regarding share ownership was obtained from the Schedule 13G filed jointly by Fifth Third Bancorp and Fifth Third Bank on February 14, 2002. Fifth Third Bancorp reported sole voting as to 43,100 shares of common stock, sole investment power as to 33,100 shares of common stock, shared voting power as to 255,500 shares of common stock and shared investment power as to 268,000 shares of common stock. Fifth Third Bank reported sole voting and investment power as to 33,100 shares of common stock, shared voting power as to 255,500 shares of common stock and shared investment power as to 258,000 shares of common stock. The address of Fifth Third Bank is the same as Fifth Third Bancorp.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed jointly by Taunus Corporation and Deutsche Banc Alex. Brown Inc. on February 13, 2002. Taunus Corporation reported sole voting and investment power as to 279,200 shares of common stock. Deutsche Banc Alex. Brown Inc. reported sole voting and investment power as to 279,200 shares of common stock. Taunus Corporation disclaims beneficial ownership of the 279,200 shares of common stock. The address of Taunus Corporation is the same as Deutsche Banc Alex. Brown Inc.

Dollar Range of Securities Beneficially Owned By Directors

      Set forth below is the dollar range of equity securities beneficially owned by each nominee and continuing director as of July 26, 2002:

Dollar Range of
Equity Securities
Beneficially
Name of Director	Owned(1)(2)(3)

Interested Directors
Paul H. Cascio	Over $100,000
Michael J. Finn	Over $100,000
James P. Oliver	$50,001 - $100,000
Robert P. Pinkas	Over $100,000
Independent Directors
L. Patrick Bales	$50,001 - $100,000
Benjamin F. Bryan	Over $100,000
Phillip Goldstein	Over $100,000
Peter Saltz	Over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(2)	The dollar ranges are: None, $1-$10,000, $10,001-$50,000, $50,001-100,000, or over $100,000.

(3)	The dollar range of the Company’s equity securities owned by each director is based on the closing price of $8.80 per share on July 26, 2002 on the Nasdaq National Market.

Organization and Compensation of the Board of Directors

      The board of directors has established an audit committee, a compensation committee, an executive committee and a nominating committee. During 2001, the board of directors held eight regularly scheduled meetings. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the respective committees on which they served.

Audit Committee

      The audit committee has oversight responsibilities with respect to the Company’s financial audit and reporting process, system of internal controls, and process for monitoring compliance with law and with the Company’s Code of Conduct. The audit committee is also responsible for maintaining open communication between and among the audit committee, management and the independent public accountants. Notwithstanding the above, the audit committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and the outside auditors. The audit committee, which is currently composed of Messrs. Goldstein and Saltz, held five meetings during 2001. Each member of the Audit Committee is considered independent under the rules promulgated by the Nasdaq Stock Market.

      The audit committee performs its oversight functions and responsibilities pursuant to a written charter adopted by the board of directors. A copy of the audit committee charter was included as an appendix to the Company’s proxy statement for the 2001 Annual Meeting of Stockholders.

Compensation Committee

      The function of the compensation committee is to assist the board of directors in evaluating and recommending compensation of the senior executives of the Company and to administer the Company’s stock option plan in accordance with the terms thereof, including the designation of which officers and employees of the Company shall receive stock options, and the number of shares which should be subject to each option so granted. The compensation committee, which is currently composed of Messrs. Bales, Bryan and Saltz, held one meeting in connection with a meeting of the board of directors during 2001.

Executive Committee

      The function of the executive committee is to assist the board in carrying out its responsibilities. The executive committee has and may exercise those rights, powers and authority as may be exercised by the full board, except where action by the full board is required by statute, an order of the Securities and Exchange Commission or the Company’s charter or bylaws. The executive committee is composed of Messrs. Pinkas, Oliver and Finn. The committee did not meet during 2001.

Nominating Committee

      The function of the nominating committee is to recommend candidates for the board of directors. The nominating committee is currently composed of Messrs. Pinkas and Finn, who are both interested persons of the Company as defined in the Investment Company Act, with one vacant seat. The nominating committee held one meeting in conjunction with a meeting of the board of directors during 2001. The full board of directors acted as the nominating committee in connection with the 2002 annual meeting. The nominating committee will consider nominees recommended by stockholders; stockholders may send resumes of recommended persons to the attention of Robert P. Pinkas, Chief Executive Officer, Brantley Capital Corporation, 3201 Enterprise Parkway, Suite 350, Cleveland, Ohio 44122.

Compensation of Executive Officers and Directors

      The following table sets forth the compensation of the Company’s directors, none of whom is an employee of the Company. Except as set forth in such table, no other compensation was paid to any director (including those who also serve as executive officers) by the Company or any other entity in the Company’s fund complex during 2001. No information has been provided with respect to executive officers of the Company (other than those who also serve as directors), since none of them receives aggregate compensation from the Company and the Company’s fund complex in excess of $60,000.

Compensation Table

			Pension or	Total Compensation
	Aggregate	Securities	Retirement Benefits	from Fund and
	Compensation from	Underlying	Accrued as Part of	Fund Complex
Name of Director	the Company(1)	Options/SARs(3)	Company Expenses	Paid to Directors(4)

Interested Directors
Paul H. Cascio	0	0	0	0
Michael J. Finn	0	0	0	0
James P. Oliver	0	0	0	0
Robert P. Pinkas	0	0	0	0
Independent Directors
L. Patrick Bales	$14,000	2,000	0	$14,000
Benjamin F. Bryan	14,000	2,000	0	14,000
Phillip Goldstein	10,000	2,000	0	10,000
Peter Saltz	14,000	2,000	0	14,000
James M. Smith(2)	14,000	2,000	0	14,000

(1)	Compensation consists of amounts received for service as a director. See “Organization and Compensation of the Board of Directors” above.

(2)	Mr. Smith resigned as a director as of June 30, 2002.

(3)	See “Stock Option Plan” for information relating to the terms of options granted in 2001.

(4)	Consists only of directors’ fees paid by the Company during 2001. Such fees are also included in the column entitled “Aggregate Compensation from the Company.”

Compensation of Directors

      Each director who is not an officer of the Company receives a monthly fee of $500 and an attendance fee of $1,000 for each board and committee meeting attended.

Stock Option Awards

      The following table sets forth information regarding individual grants of stock options made during the last fiscal year to each of the named individuals.

Option Grants During 2001

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(1)
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	Per Share	Date	5%	10%

L. Patrick Bales	2,000	16.67%	$13.67	6/15/11	$44,534	$70,913
Benjamin F. Bryan	2,000	16.67%	$13.67	6/15/11	$44,534	$70,913
Peter Saltz	2,000	16.67%	$13.67	6/15/11	$44,534	$70,913
Phillip Goldstein	2,000	16.67%	$13.67	6/15/11	$44,534	$70,913
James P. Oliver(2)	2,000	16.67%	$13.67	6/15/11	$44,534	$70,913
James M. Smith(3)	2,000	16.67%	$13.67	6/15/11	$44,534	$70,913

(1)	Potential realizable value is calculated on 2001 options granted, and is net of the option exercise price but before any tax liabilities that may be incurred. These amounts represent certain assumed rates of appreciation, as mandated by the SEC. Actual gains, if any, or stock option exercises are dependent on the future performance of the shares, overall market conditions, and the continued employment by the Company of the option holder. The potential realizable value will not necessarily be realized.

(2)	Indicates an “interested person” as defined in the Investment Company Act of 1940.

(3)	Mr. Smith resigned as a director as of June 30, 2002.

      The following table sets forth the details of option exercises by each named individual during 2001 and the values of those unexercised options at December 31, 2001.

Option Exercises and Year-End Option Values

			Number of
	Shares		Securities Underlying		Value of Unexercised
	Acquired		Unexercised Options		In-the-Money Options (2)
	Upon	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

L. Patrick Bales	0	0	10,000	0	0	0
Benjamin F. Bryan(1)	0	0	10,000	0	0	0
Paul H. Cascio(3)	0	0	83,333	16,667	22,250	0
Michael J. Finn(3)	0	0	133,333	16,667	66,750	0
Phillip Goldstein	0	0	2,000	0	0	0
James P. Oliver(3)	0	0	6,000	0	0	0
Robert P. Pinkas(3)	0	0	400,000	50,000	200,250	0
Peter Saltz	0	0	6,000	0	0	0
James M. Smith(4)	0	0	6,000	0	0	0

(1)	Value realized is calculated as the closing market price on the date of exercise, net of option exercise price, but before any tax liabilities or transaction costs. This is the deemed market value, which may actually be realized only if the shares are sold at that price.

(2)	Value of unexercised options is calculated based on the closing price of $10.89 per share on December 31, 2001, net of the option exercise price, but before any tax liabilities or transaction costs. “In-the-Money Options” are options with an exercise price that is less than the market price as of December 31, 2001.

(3)	Indicates an “interested person” as defined in the Investment Company Act of 1940.

(4)	Mr. Smith resigned as a director as of June 30, 2002.

Stock Option Plan

      The Company’s 1996 Stock Option Plan (the “Stock Option Plan”) permits the granting of nonqualified stock options to officers and employees of the Company. All officers of the Company are eligible to be selected to participate in the Stock Option Plan. At present, the Company has no employees. The Stock Option Plan is administered by the compensation committee of the board of directors, which selects the persons who are eligible to participate and determines the number of options to be granted.

      The number of shares of common stock available for grant under the Stock Option Plan is 1,175,000, subject to certain adjustments. Options granted under the Stock Option Plan are exercisable at a price not less than the greater of (i) the current market value (as defined in the Stock Option Plan) on the date of option grant and (ii) the current net asset value of the shares of common stock. Options become exercisable to the extent of one-third of the subject shares after one year from the grant date, two-thirds of the subject shares after two years from the grant date and all subject shares after three years from the grant date.

      The Company’s Disinterested Director Option Plan (the “Director Option Plan”) permits the granting of non-qualified stock options to the directors of the Company who are not employees or officers. All such directors of the Company are eligible to be selected to participate in the Director Option Plan, which is administered by the compensation committee of the board of directors. In order for options to be issued to the non-employee directors, the Company obtained exemptive relief from the SEC. Under the terms of the exemptive order and the Director Option Plan Agreement, each qualified director will be granted an option to purchase 2,000 shares upon their initial appointment to the board of directors. Throughout the term of the plan and immediately following each annual meeting of stockholders of the Company, each qualified director then serving on the Company’s board of directors will be granted options to purchase 2,000 additional shares, subject to adjustment. Such option grants were made retroactively by the Company to its formation. As a result, the three original qualifying directors who served on the Company’s board of directors since the Company’s formation received options to purchase 6,000 shares each. The remaining qualifying directors who served on the Company’s board of directors since 1998 each received options to purchase 2,000 shares of common stock.

Certain Relationships and Related Transactions

      Brantley Capital Management, L.L.C., pursuant to the terms of an investment advisory agreement, is responsible, on a day-to-day basis, for the selection and supervision of portfolio investments. Transactions between the Company and the Brantley Capital Management, including operational responsibilities, duties and compensation, are governed by the investment advisory agreement. Throughout the term of the investment advisory agreement, the Company will pay to Brantley Capital Management an annual management fee of 2.85% of the Company’s net assets, determined at the end of each calendar quarter and payable in arrears. For the year ended December 31, 2001, the Company paid Brantley Capital Management an investment advisory fee in the aggregate amount of $487,931. Robert P. Pinkas, Chairman, Chief Executive Officer, Treasurer and a director of the Company, Michael J. Finn, President and a director of the Company, and Paul H. Cascio, Vice President and a director of the Company are officers and managers of Brantley Capital Management, and together own 100% of Brantley Capital Management.

      The Company co-invests in portfolio companies from time to time with affiliates of the Company and Brantley Capital Management, including certain venture capital investment partnerships. Certain officers and directors of the Company and officers of Brantley Capital Management also serve as general partners of the investment partnerships’ general partner. The Company’s co-investments with such affiliates are subject to the terms and conditions of the exemptive order granted by the Commission, which relieves the Company from certain provisions of the Investment Company Act of 1940 and permits certain joint transactions with the investment partnerships.

      The Company is an investor in Disposable Products Company, LLC, a non-woven paper products manufacturer. Grand River Industries, Ltd. owns approximately 35% of Disposable Products’ outstanding capital stock. Grand River is a wholly-owned subsidiary of Objective Industrial Investments Partners, L.P. Robert P. Pinkas, Chairman and Chief Executive Officer of the Company, is a managing member in Objective Industrial. As a result of his investment commitment in Objective Industrial, Mr. Pinkas owns 20% of Grand River.

      James P. Oliver has been a director of the Company since 1998 and is a partner with the law firm of Squire Sanders & Dempsey L.L.P., which has represented the Company as counsel since shortly after its formation in 1996.

Report of the Audit Committee

      The audit committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2001. The audit committee has also discussed with Arthur Andersen LLP, the Company’s independent public accountants, all matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen LLP its independence.

      Based on the review and discussions noted above, and consistent with the roles and responsibilities referred to above and in the audit committee’s charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Audit Committee
Phillip Goldstein
Peter Saltz
James M. Smith

Fees Paid to Arthur Andersen LLP For 2001

  Audit Fees

      Arthur Andersen LLP billed the Company aggregate fees of $29,500 for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Company’s Forms 10-Q for that fiscal year.

  Financial Information Systems Design and Implementation Fees

      Arthur Andersen did not rendered any financial information systems design and implementation services to the Company during 2001.

  Other Fees

      For the 2001 fiscal year, Arthur Andersen billed the Company $6,000 in fees for all services other than those described above.

OPPOSITION STATEMENT REGARDING

THE DISSIDENT NOMINEES

      The board of directors opposes Mr. Goldstein’s attempt to elect the Dissident Nominees to your Company’s board of directors and to liquidate the Company. The Company recommends that stockholders support their board of directors by voting for Mr. Oliver and Mr. Bryan.

Why is Mr. Goldstein proposing the Dissident Nominees?

      Mr. Goldstein runs a private investment partnership and is widely known in the closed-end fund industry as someone who targets companies whose stock trades at a discount to net asset value in order to pursue a reorganization to benefit his financial goals. His typical method is to attempt to “open-end” a closed-end fund (i.e., causing it to no longer be traded on an exchange and to operate like a mutual fund with shares sold at net asset value) to increase his personal profit at the expense of long-term stockholders.

      Although Mr. Goldstein claims to be a “stockholder activist,” the Company believes nothing could be further from the truth and that, in reality, the Company believes Mr. Goldstein’s interests are not aligned with the long term interests of the Company or its stockholders.

•	During March of 2002, Mr. Goldstein discussed on several occasions with Mr. Pinkas the future direction of the Company, and Mr. Goldstein suggested that the Company be liquidated.

•	After several unsuccessful discussions with Mr. Pinkas, Mr. Goldstein told Mr. Pinkas in writing, “Rather than have to deal with a bidding war, I sincerely feel the cleanest way to resolve our differences is for an entity that you control (not Brantley Capital) to buy Richard’s [Barone’s] and my shares” in a “privately negotiated” transaction and thus make it “easier after the sale for you to obtain stockholder approval for any plan you have to increase Brantley’s assets.”

•	In fact, after these discussions with Mr. Pinkas, Mr. Goldstein told the Company further that the price for such a buy-out of him and Mr. Barone, a portfolio manager for Fifth Third Bancorp, would be in excess of $13.00 per share.

•	Mr. Goldstein further suggested in his writing that if his demands were not met that he and Barone would have to disclose his liquidation plan, and as a result, “if investors perceive that Brantley is ‘in play”’ that a “pop” in the stock price might occur. This suggestion coupled with his desire to be bought out at a price in excess of market, indicates that the motivation behind Mr. Goldstein’s desire to announce a liquidation of the Company is to reap a quick profit from an increase in the stock price.

      How can Mr. Goldstein claim to be representing all stockholders if he was so eager to cut a private deal for himself and Mr. Barone? In the Company’s opinion, board membership carries with it the fiduciary responsibility to protect the interests of all stockholders, regardless of any opportunities that may arise for a select few. The Company believes that Mr. Goldstein is seeking to increase his influence on the board primarily to advance his narrow, private agenda.

What can you expect from Mr. Goldstein and his Dissident Nominees?

      Mr. Goldstein wants you to believe that the current directors are not adequately safeguarding stockholder interests and urges you to help him stack the board with his nominees in order to pursue a liquidation of the Company. If successful, Mr. Goldstein will control three disinterested board seats out of eight total board seats. The board has serious concerns about the qualifications of the Dissident Nominees given their complete lack of experience with business development companies.

      The Dissident Nominees have only gained experience on the boards of closed-end fund companies by waging expensive and disruptive proxy contests against incumbent boards, often combined with proposals to open-end or liquidate funds. It appears that Mr. Hellerman and Mr. Dakos’ primary experience has been as directors or nominees of funds Mr. Goldstein has engaged in proxy contests. Mr. Dakos’ primary occupation is president of a printing company, and Mr. Hellerman is a consultant. According to the submission Mr. Goldstein made to the Company announcing his intention to nominate Messrs. Dakos and Hellerman, it appears that most of the directorships the Dissident Nominees hold are in companies targeted by Mr. Goldstein.

      Messrs. Goldstein, Hellerman and Dakos have served on boards together and/or participated in proxy contests for the following funds and companies: Mexico Equity & Income Fund, Inc., Blackrock North American Government Income Trust, Inc., Credit Suisse Strategic Global Income Fund, and Mentor Income Fund. In addition, Mr. Goldstein has served as a director or collaborated in a proxy contest with Mr. Dakos on seven other occasions, and with Mr. Hellerman on five other occasions. This means that Mr. Goldstein has waged no less than 16 disruptive proxy contests.

      In contrast to the Dissident Nominees, Mr. Oliver and Mr. Bryan have considerable experience serving as directors of a BDC. Messrs. Oliver and Bryan’s years of experience have afforded them the required leadership skills that best serve the needs of all stockholders and not merely those seeking short-term profits from short-sighted strategies. Messrs. Oliver and Bryan have diligently served the Company for many years. They have substantial experience valuing the Company’s portfolio each quarter and are familiar with the Company, its portfolio and the nature of BDCs.

      In the Company’s opinion, one of the critical duties of an effectively functioning board is a commitment by all board members to work together to oversee the Company’s operations. Since Mr. Goldstein was appointed to the board last year, he has failed to demonstrate a willingness to work with the current board, and the Company believes that electing the Dissident Nominees would only exacerbate the situation. The Company believes the Dissident Nominees have acted to advance Mr. Goldstein’s short-term interests in the past at the expense of long-term investors and that their only goal is to liquidate the Company. Further, Mr. Goldstein has taken inconsistent positions on a number of important issues.

•	In May 2001, after negotiations begun at the behest of Mr. Goldstein, the board agreed to add Mr. Goldstein to the board in exchange for the withdrawal by Mr. Goldstein of his stockholder proposals. Mr. Goldstein had originally intended to propose that the investment advisory agreement be amended to change the fee structure. In addition, Mr. Dakos intended to propose a liquidation of the Company, but he also withdrew his proposal. The board also agreed to ask the Company’s investment adviser to “recommend measures to maximize stockholder value in the event that the net asset value of the Company has not appreciated by a minimum of 15% per annum for the seven-year period ending December 31, 2003.” Although the Company has so far achieved the 15% goal, Mr. Goldstein has attempted to thwart the efforts of the board and management to achieve long-term stable returns for investors every chance he gets.

•	Last September, the board determined that an appropriate way to grow the Company and enhance stockholder value was to raise funds in an underwritten offering, the proceeds of which were to be used to expand the Company’s mezzanine investment portfolio. After receiving feedback from stockholders, including Mr. Goldstein, the Company revised the offering to reduce the number of shares being sold and to establish a minimum price at which the shares could be sold. The revised proposal, although it did not achieve the necessary vote under the Investment Company Act of 1940, did receive the approval of a majority of the shares voting.

•	Mr. Goldstein did not support the original proposal and, in fact, actively campaigned against it. Although he voted as a director in favor of the revised proposal, he voted his shares against the revised proposal.

•	The only growth initiative that Mr. Goldstein has ever proposed to the Company was a rights offering. However, when the board decided to undertake a rights offering, Mr. Goldstein voted against it.

      Now his only suggestion is to put a “for sale” sign on the Company’s assets through pursuing liquidation and to elect his dissident nominees to the board. Your board believes that this strategy will devalue the Company because a liquidation is by definition a dismantling of the Company.

      Mr. Goldstein continues to attempt to hamstring every effort the board makes to increase value for its stockholders. Board membership carries with it certain fiduciary responsibilities including the legal and ethical duty to protect the interests of all stockholders. Given Mr. Goldstein’s recent attempt to trade peace on the board for a buy-out of his and Mr. Barone’s shares at above market prices, the Company questions his intentions to stay the course. If he is successful, will he stay to implement and complete his liquidation strategy or will he bail out at the earliest opportunity leaving stockholders to deal with the aftermath of his ill-conceived plan?

Mr. Goldstein’s proposal to liquidate the Company in conjunction with his attempt to elect additional Dissident Nominees indicates that Mr. Goldstein is seeking additional board seats purely for personal financial reasons.

What is Mr. Goldstein’s goal in proposing the Dissident Nominees?

      Mr. Goldstein wants to liquidate your Company. Mr. Goldstein has failed to meaningfully address the potential negative effects of his proposal to your investment in the Company. The Board believes that his vague proposal as set forth in his preliminary proxy materials filed July 3, 2002 lacks a substantive analysis of the consequences of publicly announcing a strategy to liquidate the Company. Mr. Goldstein has not offered any substantive rationale for his recommendation to liquidate the Company, nor has he presented any data on the consequences of his plan to stockholders. See the detailed discussion below on why liquidation will be harmful to your interests as a long-term stockholder and how your board is committed to increasing value for all stockholders.

How has your board sought to increase stockholder value?

      As discussed in detail under Proposal 3 below, the Company believes the actions taken by the board in the past and the plans for the future demonstrate its commitment to serving the best interests of all of the Company’s stockholders. The Company is actively pursuing a business plan to reduce the discount between net asset value and the stock price. The Company believes that a vote in favor of the Dissident Nominees would NOT be in the best interests of all stockholders and would put the Company’s value at great risk.

      THE COMPANY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY MR. GOLDSTEIN. PLEASE VOTE AS SOON AS POSSIBLE ON THE WHITE PROXY CARD ATTACHED HERETO.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANT

      The board of directors has selected KPMG LLP as independent public accountants for the Company for the year ending December 31, 2002. The Company will no longer engage Arthur Andersen LLP as its independent accountants. The decision to change independent accountants was approved by the Company’s audit committee and board of directors and is subject to ratification or rejection by the stockholders of the Company.

      KPMG LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company. The Company also has not consulted with KPMG LLP during the last two years or subsequent interim periods on either the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion KPMG LLP might issue on the Company’s financial statements. KPMG LLP has also been selected to serve as the accountants for Brantley Venture Partners I, Brantley Venture Partners II, Brantley Venture Partners III and Brantley Partners IV.

      It is expected that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.

      In connection with the audits of Arthur Andersen for the two most recent fiscal years, (1) there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there has been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

      The reports of Arthur Andersen on the financial statements of the Company for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

      The Company requested that Arthur Andersen furnish a letter addressed to the SEC stating whether or not Arthur Andersen agreed with certain of the above statements. A copy of such letter has been filed with a Form 8-K filed with the SEC on June 10, 2002.

      It is not expected that a representative of Arthur Andersen LLP will be present at the Meeting.

      Arthur Andersen had advised the Company that neither the firm nor any present member or associate of it had any material financial interest, direct or indirect, in the Company. The Company also had not consulted with Arthur Andersen during the last two years or subsequent interim periods on either the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion Arthur Andersen might issue on the Company’s financial statements. However, Arthur Andersen provided due diligence services in connection with proposed as well as completed investment transactions by the Company and its affiliates.

      The favorable vote of a majority of the shares voting on this proposal is required for ratification of the selection of KPMG LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2002. The persons named in the accompanying proxy intend to vote proxies received by them in favor of this proposal unless a choice “Against” or “Abstain” is specified.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

PROPOSAL 3: PHILLIP GOLDSTEIN’S STOCKHOLDER PROPOSAL

To Recommend That the Board of Directors Take Action to Commence an

Orderly Liquidation of Brantley as Soon as Possible

OPPOSITION STATEMENT OF THE COMPANY

The Company Opposes Mr. Goldstein’s Attempt to Liquidate Your Company. The Company Strongly Believes That Liquidation Would Have Significant Adverse Consequences to the Stockholders of the Company. The Company Recommends That Stockholders Vote “Against” Proposal 3.

      Mr. Goldstein has informed the Company that he intends to present a proposal that stockholders consider recommending that the board of directors take action to liquidate the Company as soon as possible.

      Mr. Goldstein fails to mention the significant negative effects of his proposal on your investment in the Company. The Company believes that Mr. Goldstein has failed to provide data on the potential effects on Company stockholders. He has already suggested that disclosure of his “liquidation plan” might cause investors to believe the Company is “in play,” thus creating a temporary increase in share price. If his assumption is correct, Mr. Goldstein would have the opportunity to bail out leaving long-term stockholders with the uncertain consequences of his proposal. The Company hopes Mr. Goldstein will include a meaningful discussion of this proposal in his proxy materials, but in case he does not, the Company urges you to consider the factors discussed below.

      The question stockholders need to ask is will you be better off following an unproven and highly risky strategy of liquidation by selling off the Company’s portfolio in the short-term or by following the Company’s business plan to grow the Company over the long-term? That is the question posed by this proxy contest. The Company wants to assure you that it has analyzed and examined this question and determined that it is in stockholders’ best interests to pursue the Company’s business plan consistent with its investment objective. The Company believes a liquidation of the Company would not maximize stockholder value. Indeed, the Company believes that the mere announcement of a liquidation will harm the value of the Company and its portfolio investments because potential buyers will perceive it as an opportunity to go bargain hunting.

      The Company has increased net asset value by 78.5% to date by faithfully and rigorously following the Company’s long term investment goals. The Company will continue to seek to maximize the value of its investments by working with its portfolio companies to create value for those companies and the Company’s stockholders by building something instead of dismantling the Company.

Why does the Company oppose this proposal?

      The Company recommends that stockholders vote against this proposal because the Company believes strongly that liquidation is not a viable option for the Company and would harm the Company’s value.

      Since 1996, the Company has pursued the same business strategy of investing in small private companies it believes have strong growth potential. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. The Company seeks to enable its stockholders to participate in investments not typically available to the public due to the private nature of a substantial majority of its portfolio companies, the size of the financial commitment often required in order to participate in such investments, and/or the experience, skill and time commitment required to identify and take advantage of these investment opportunities.

      Because a BDC invests primarily in privately issued, illiquid securities, it differs fundamentally from other types of closed-end funds, which typically invest in securities traded in liquid public markets. To the Company’s knowledge, the Company is the first BDC that Mr. Goldstein has targeted, and the Company believes Mr. Goldstein has failed to do his homework on this occasion. The Company believes that liquidation will not allow the Company to realize the full potential of the investments it has made. Mr. Goldstein’s lack of knowledge of how a BDC invests, operates and eventually returns value to its stockholders has caused him to miss the fundamental point that liquidation would be extremely detrimental to the Company’s stockholders.

Why would Liquidation of the Company Negatively Affect the Company and its Stockholders?

      The effects on the Company. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. The Company and its advisor strongly believe that the best way for the Company to pursue its objective is to be fully invested in equity and mezzanine debt securities with equity such as warrants, holding these securities for a sufficiently long period of time to allow them to appreciate in value. The Company’s structure as a BDC allows the Company the flexibility to invest in private, illiquid securities, which have a longer investment horizon.

      Unlike the closed-end funds that invest in publicly traded securities and that generally have an active trading market against which Mr. Goldstein usually launches his proxy contests, BDCs, such as the Company, invest primarily in illiquid securities of private companies for which there is no market. Announcing a liquidation would not maximize value for stockholders. The Company strongly believes merely announcing a liquidation would have the opposite effect as buyers would discount their prices as a result of their knowledge that a liquidation is by definition a dismantling of the Company. Thus, effecting a liquidation would likely cause the Company to accept far lower proceeds for its investments than it could realize if those investments were disposed of in a manner consistent with its stated business objectives. However, there can be no assurance whether any proceeds to the Company would be higher or lower than if disposed of consistent with the Company’s objective.

      The effects on the Company’s stockholders. Mr. Goldstein is known throughout the closed-end fund industry as a stockholder who targets closed-end funds trading at discounts and wages disruptive and expensive proxy contests against them. To the Company’s knowledge, Mr. Goldstein has engaged in no less than 16 proxy contests since 1997, including at least two other contests this year. It appears that his primary objective is to reap a quick short-term profit when a company’s discount narrows. The goal of Mr. Goldstein’s arbitrage strategy is very different from the goals of long-term stockholders who seek the superior long-term returns the Company seeks to provide.

      The Company believes that the way to maximize stockholder value is by following its current long-term investment objective. The Company’s first private equity investment was made in mid-1997, resulting in a holding period of less than 5 years. Generally, private equity investments are held between 4 and 7 years. The Company has made investments of $25 million in 12 companies since 1997. The net asset value per share, which is a direct result of the successful execution of its investment strategy, has increased from $10.00 to $17.85, a 78.5% increase as of March 31, 2002. The Company anticipates that it will begin to position its more mature portfolio companies for appropriate liquidity events in order to maximize the valuation of its investments. To that end, the Company periodically evaluates potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving its portfolio companies. The Company continues to be committed to executing its original business plan and providing value to all of its stockholders.

      The Company has traded and continues to trade at a discount to net asset value. The board of directors is committed to reducing this discount and enhancing the value of the Company. The Company has been exploring strategic alternatives to enhance its growth and stockholder value. During the course of the past year, the board began to explore various strategic alternatives to enhance the Company’s growth and stockholder value. Many potential options were evaluated, including:

•	maintaining the Company’s current capitalization until a realization event occurs;

•	prematurely liquidating part or all of the portfolio in an attempt to monetize projected unrealized gains; or

•	raising additional equity capital, potentially by offering shares of common stock at prices below net asset value in a secondary offering or a rights offering.

      The board ultimately determined that continuing to operate the Company at its current size or attempting to realize premature liquidity events within the portfolio would not enhance the market value of the Company’s stock and would limit its ability to generate recurring dividend income sought by the investment community and stockholders. Therefore, since shares of BDCs that invest primarily in mezzanine investments tend to trade at a premium to net asset value per share, the board decided that the Company should raise additional equity capital specifically to develop that portion of the Company’s portfolio that is designed to produce a regular stream of dividend income. No assurance can be made, however, that the Company will trade at a premium if it pursues a mezzanine investment strategy.

      In reaching its decision to raise equity capital and expand its mezzanine investments over the past year, the board has considered the following factors and information:

•	the viability of various strategic alternatives to enhance the Company’s growth and stockholder value;

•	alternative means of establishing a mezzanine investment portfolio, including purchasing an existing portfolio;

•	current market conditions, influenced by more stringent lending standards of banks and more conservative capital structures sought by entrepreneurs and equity sponsors, creating an increased demand for mezzanine financing;

•	that mezzanine investments are expected to provide a current cash return to the Company in the form of interest and origination fees, and could to some extent, also permit the Company to participate in any increase in the equity value of the companies to whom it provides mezzanine financing through warrants or other equity rights, although the Company anticipates that its mezzanine investments will provide less potential for appreciation in its net asset value than the Company’s private equity investments;

•	presentations made by investment bankers regarding the historical performance of yield-focused and equity-focused BDCs;

•	the potential dilution that could be experienced by current stockholders if additional equity capital is raised at a discount to net asset value;

•	the effect of an issuance of shares on the amount of management fees paid by the Company to the investment adviser;

•	the performance of the investment adviser and the mezzanine investments currently in the Company’s portfolio; and

•	the recent addition of a portfolio principal to the investment adviser with specific experience in mezzanine lending.

      In addition to the above, the Company considered the following risks associates with expanding its mezzanine investments:

•	Investing in private companies involves a high degree of risk, which can result in substantial losses and should be considered speculative. Such companies typically depend on the managerial talents and efforts of one person or group of persons for their success, and the death, disability or resignation of one or more of these persons could have a material adverse impact on their company. Small businesses may also experience substantial variations in operating results and may be more vulnerable to customer preferences, market conditions or economic downturns, which may adversely affect the return on the Company’s investment in such business.

•	The Company’s borrowers may default on their payments. Lending to small and medium-sized companies may involve a higher degree of default risk than lending to larger, more established companies. The

Company’s securities are typically junior to any bank debt that the portfolio company has, and the Company’s securities are often unsecured. To the extent that the Company has a secured position in a portfolio company, its claims will be subordinated to the claims of any senior lenders. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in any collateral for the loan.

•	There is uncertainty regarding the value of the Company’s privately-held securities. The Company values its privately-held investments based on a determination of their value made in good faith by the board on a quarterly basis in accordance with established guidelines. Due to the uncertainty inherent in valuing securities that are not publicly-traded, the Company’s determinations of fair value may differ significantly from the values that would exist if a ready market for these securities existed.

      On June 4, 2002, the Company announced that it had received board approval to pursue a transferable rights offering. The proceeds from the offering will be used to expand the Company’s origination of mezzanine investments. By offering transferable rights to its stockholders, the Company is seeking to raise capital to expand its mezzanine investments while giving stockholders an opportunity to purchase additional shares of the Company’s common stock at a price that is anticipated to be below market and below net asset value without incurring any commission charge. Because the rights will be transferable, non-participating stockholders may be able to reduce the possible dilution of their interests as a result of the rights offering by selling their rights. There can be no assurance, however, that a market will develop for such rights or that selling your rights will reduce any possible dilution.

      The Company intends to execute its mezzanine investment strategy by forming a new subsidiary that will operate as a small business investment company, or SBIC. The Company intends to seek a license from the Small Business Administration, or SBA, to operate an SBIC under the Small Business Investment Act of 1958, which will allow it to have access to various forms of capital provided by the SBA to SBICs. The Company intends to begin the license application process as soon as practicable, though no assurances can be made that it will be successful in obtaining such a license.

      Currently, mezzanine investments represent approximately 8.6% of the Company’s portfolio. As the Company invests the net proceeds from the rights offering, the Company expects that mezzanine investments will represent a much larger percentage of its assets. The mezzanine investments are expected to provide a current cash return to the Company in the form of interest and origination fees. Although the Company will typically participate in any increase in the equity value of the companies to whom it provides mezzanine financing through warrants or other equity rights, the Company anticipates that its mezzanine investments will provide less potential for appreciation in the Company’s net asset value than its private equity investments, but will instead provide higher current income that may be distributed to the Company’s stockholders.

      The Company’s future mezzanine investments are expected to range in size from $2 to $7 million. The Company expects to structure these investments, similar to its existing mezzanine investments, as subordinated notes with a fixed interest rate ranging from 12% to 18%, an equity feature such as warrants to buy equity in the portfolio company at a nominal price, and maturities of five to seven years.

      Upon the closing of new mezzanine investments, the Company expects to receive an origination fee from the portfolio company, typically 2% of its investment. The Company’s mezzanine investment activities target companies that have demonstrated predictable and sustainable cash flows from operations, strong tangible assets, reasonable financial leverage relative to cash flows from operations and reasonable prospects to retire at least 50% of their senior indebtedness within three years of our investment.

      The Company is actively pursuing a business plan to reduce the discount between net asset value and the stock price. The Company believes the actions taken by the board in the past demonstrate its commitment to serving the best interests of all of the Company’s stockholders. The Company believes that liquidation is not in the best interests of stockholders and would harm the value of the Company.

      The affirmative vote of a majority of the shares voting on this proposal would be required for approval of the proposal.

      THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE PROXIES AGAINST THIS PROPOSAL UNLESS A CHOICE OF “FOR” OR “ABSTAIN” IS SPECIFIED. THE COMPANY BELIEVES THAT LIQUIDATION IS NOT IN THE BEST INTEREST OF STOCKHOLDERS AND STRONGLY URGES A VOTE AGAINST MR. GOLDSTEIN’S LIQUIDATION PROPOSAL.

PROPOSAL 4: PHILLIP GOLDSTEIN’S STOCKHOLDER PROPOSAL

If Proposal 3 is approved, To Terminate the Existing Investment Advisory Agreement and to Request That the Board Negotiate a New Advisory Agreement at a Reduced Fee

OPPOSITION STATEMENT OF THE COMPANY

The Company Strongly Opposes This Attempt to Terminate the Company’s Investment Advisory Agreement. The Company Recommends that Stockholders Vote “Against” Proposal 4.

      Mr. Goldstein has proposed that, if Proposal 3 is approved, the investment advisory agreement be terminated and a new agreement be entered into with a reduced fee. As discussed above, the Company strongly opposes Proposal 3; however, if it is approved, then the Company also strongly opposes this Proposal 4.

      The board of directors votes annually on whether to renew the Company’s advisory contract with Brantley Capital Management, L.L.C., the Company’s investment adviser. To do so, the board reviews extensive documentation, including comparative performance and fee information for other advisers managing BDCs having investment objectives similar to those of the Company. A review of that data reveals that, contrary to Mr. Goldstein’s unsupported assertion that the advisory fee paid by the Company is “exorbitant,” the advisory fee is well within industry standards and even lower than the average fee paid by comparable companies.

      The Company’s infrastructure is also more efficient than other competitors in the industry. In fact, because the Company’s investment adviser receives fees from other investment partnerships for which it serves as adviser, the Company’s stockholders receive the significant benefit of a larger professional staff than would be possible on the Company’s fee alone. Furthermore, the following analysis, which the board reviews on a regular basis, demonstrates that the Company’s total operating expenses to NAV compared to that of eight of its competitors is below the average for the group by over 24%. More importantly, for those funds that have market caps of less than $100 million, the Company’s total operating expense to NAV ratio is over 41% less than comparable companies.

Expense Comparison

	Operating
	Expenses	(in Millions)
	to NAV (1)	Market Cap

Brantley Capital Corporation	3.46%	$34
Allied Capital Corporation	3.32%	2,342
American Capital Strategies Ltd.	3.48%	1,078
Medallion Financial Corp.	9.77%	77
Gladstone Capital Corp.	2.00%	175
PMC Capital Corp.	8.24%	73
MeVC Draper Fisher Jurvetson	2.90%	135
Equus II, Inc.	3.44%	43
Harris & Harris, Inc.	4.22%	20

Average	4.54%	442

(1)	This ratio was calculated by dividing operating expenses, excluding interest, by the net asset value of the company at the end of the period.

      Termination of the advisory agreement would be detrimental to stockholders. The adviser’s investment professionals are responsible for making the investments, acting as the lead investor and monitoring, each of the investment opportunities, and thus have close ties to the management teams and other owners of the portfolio companies and have worked closely with them to grow these businesses and increase stockholder value. The Company is a minority stockholder in all of these investments and does not by itself have the right to a board seat.

Rather, it is able to exercise its influence through the aggregate investment it makes with all private partnerships advised by the Company’s investment adviser. Its ability to influence the portfolio companies would be significantly impacted if the investment adviser were no longer overseeing its investments because it may become a passive investor in these deals.

      Brantley Capital Management, L.L.C. has served as the Company’s investment adviser since its inception pursuant to the investment advisory agreement. The principals of the Company’s investment adviser collectively have in excess of 60 years of private company investment experience, have invested in over 80 private companies and currently manage approximately $299 million in assets, including the Company’s assets. In addition to managing the Company’s investments, principals of the Company’s investment adviser also manage the following other funds:

		Committed
	Adviser	Capital
Name	Since	(in millions)	Status

Brantley Venture Partners I	1987	$12.5	Closed to new investments
Brantley Venture Partners II	1990	30.0	Closed to new investments
Brantley Venture Partners III	1993	57.5	Closed to new investments
Brantley Partners IV	1998	123.5	Approximately 40% invested

      The principals of the Company’s investment adviser select the Company’s investments and those of other private investment funds they manage separately, considering in each case only the investment objectives, investment position, available capital and other pertinent factors applicable to that particular investment fund. Since the Company’s inception, its investment adviser has been responsible, on a day-to-day basis, for the selection and supervision of the Company’s investments and for the oversight of the Company’s financial records and financial reporting requirements. Although the Company’s investment adviser has more experience with equity investments, it also has experience making and managing mezzanine investments, including the mezzanine investments in the Company’s current portfolio. Recently, the Company’s investment adviser added a new portfolio principal, Shawn Wynne, with specific experience in mezzanine lending. For a discussion of mezzanine investing, see the discussion under Proposal 3.

      Stockholders should also be aware that management’s interest in the Company is very much aligned with the interests of stockholders. Unlike most private equity funds, management is not receiving a “carried interest” or an interest in any potential realized appreciation from the Company. Management, through stock options, may receive appreciation in the Company’s common stock just like the Company’s stockholders. Management’s stock options are directly tied to increases in the stock price and not to net asset value. In fact, the stock option plan requires that all options be granted at the higher of the current market value of the stock or the most recent net asset value. Therefore, management only receives appreciation if the stock price is above the net asset value of the Company.

      Additionally, it is worth noting that the search for and costs associated with the hiring of a new investment adviser and the negotiation of a new investment advisory agreement would be borne by the Company and its stockholders. Such costs could include consultants and third party information providers to quantify and analyze information, the holding of a special stockholders’ meeting to approve any new advisory agreement, potentially amending certain of the Company’s existing investment objectives to align with those required by a new adviser and increased charges by existing service providers associated with the transition. There can be no assurance what the effects of these costs would be. Brantley Capital Management, L.L.C. may or may not serve as the investment adviser if this proposal is approved.

      Mr. Goldstein asserts without support that, if a liquidation is commenced, the fee should be reduced because the adviser would only be serving as a “caretaker” as the portfolio is liquidated. This statement is incorrect. If the Company were forced to pursue a liquidation, the adviser would be required to actively market and secure purchasers. This is a time-consuming and intensive process. The adviser would then be required to negotiate and close these transactions, which would also be an involved and time-consuming process.

      If Proposal 3 is approved, the affirmative vote of (1) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (2) 50% of the outstanding voting securities, whichever of the two is lesser would be required for approval of this proposal.

      THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE PROXIES AGAINST THIS PROPOSAL UNLESS A CHOICE OF “FOR” OR “ABSTAIN” IS SPECIFIED. THE COMPANY BELIEVES A TERMINATION OF THE INVESTMENT ADVISORY AGREEMENT IS NOT IN THE BEST INTEREST OF STOCKHOLDERS AND STRONGLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL 4.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      Any stockholder who is the record or beneficial owner of at least 1% or $2,000 in market value of common stock of the Company entitled to be voted at the 2003 Annual Meeting of Stockholders and who has held such common stock for at least one year may present a proposal at the 2003 Annual Meeting of Stockholders.

      A stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company by April 1, 2003. The Company must receive notice of all other stockholder proposals for the 2003 Annual Meeting of Stockholders no later than May 31, 2003 or earlier than May 1, 2003, or the Company will consider them untimely, in which case the Company’s proxy shall confer discretionary voting authority regarding those stockholder proposals.

PARTICIPANTS

      Because Mr. Goldstein has filed a Dissident Proxy and, thus, has announced his intent to commence a proxy contest, the SEC requires the Company to provide stockholders with certain additional information relating to “participants” as defined in the SEC’s proxy rules. Pursuant to those rules, the Company’s directors and officers are, and certain agents of the Company may be, deemed to be “participants.” Unless otherwise indicated in this proxy statement, the address of the participants is the address of the Company’s principal executive offices. Attached to this proxy statement as Exhibit A is information regarding shares of the Company purchased or sold or otherwise acquired or disposed of by officers and directors of the Company in the last two years. Information with respect to the participants’ beneficial ownership of common stock of the Company is set forth under Proposal 1: Election of Directors.

OTHER MATTERS

      Management does not know of any other matters that will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

ANNUAL REPORT

      The Company’s Annual Report on Form 10-K for the year ended December 31, 2001 is being mailed, together with this proxy statement, to all stockholders entitled to receive notice of and vote at the 2002 Annual Meeting of Stockholders. The Company will provide upon request and without charge to each stockholder receiving this proxy statement a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

By Order of the Board of Directors,

Paul H. Cascio Vice President and Secretary

Cleveland, Ohio

July 30, 2002

Exhibit A

	Transaction
Director	Date	Buy/Sell	# Shares

Benjamin F. Bryan	2/14/02	Buy	95.04
	1/14/02	Buy	37.35
	1/14/02	Buy	27.85
	1/14/02	Buy	4.92
	1/16/02	Buy	95.00
	12/12/01	Buy	109.00
	11/14/01	Buy	110.00
	10/15/01	Buy	115.00
	9/17/01	Buy	110.00
	8/14/01	Buy	108.00
	7/12/01	Buy	109.00
	6/13/01	Buy	106.00
	5/9/01	Buy	120.00
	4/11/01	Buy	120.00
	3/13/01	Buy	123.00
	2/13/01	Buy	276.00
	2/13/01	Buy	121.00
James P. Oliver	2/22/02	Buy	900.00
Michael J. Finn	1/24/00	Buy	156.36
	12/29/00	Buy	245.11
	1/11/02	Buy	63.98
	2/19/02	Buy	6,300.00
	2/20/02	Buy	700.00
Paul H. Cascio	2/19/02	Buy	200.00
	2/19/02	Buy	800.00
	2/20/02	Buy	500.00
	2/22/02	Buy	500.00
Robert P. Pinkas	5/3/02	Buy	25.00
	4/3/02	Buy	25.00
	3/6/02	Buy	26.00
	2/4/02	Buy	27.00
	2/21/02	Buy	5,275.00
	1/14/02	Buy	25.00
	1/11/02	Buy	149.28
	12/4/01	Buy	29.00
	11/5/01	Buy	31.00
	10/2/01	Buy	34.00
	9/8/01	Buy	30.00
	8/6/01	Buy	30.00
	7/2/01	Buy	30.00
	6/4/01	Buy	29.00
	5/7/01	Buy	33.00

	Transaction
Director	Date	Buy/Sell	# Shares

Robert P. Pinkas (cont’d.)	4/3/01	Buy	35.00
	4/18/01	Buy	2,400.00
	3/9/01	Buy	70.00
	1/5/01	Buy	33.00
	12/27/00	Buy	37.00
	11/22/00	Buy	357.08
	10/2/00	Buy	35.00
	10/3/00	Buy	32.00
	8/8/00	Buy	27.00
	7/14/00	Buy	28.00
	9/15/00	Buy	35.00
	10/5/99	Buy	35.00
	12/7/99	Buy	35.00
	1/5/00	Buy	40.00
	1/24/00	Buy	444.07
	2/24/00	Buy	28.00
	3/6/00	Buy	27.00
Tab A. Keplinger	2/21/02	Buy	1,000.00

*	For information regarding purchases and sales of the Company’s common stock by Mr. Goldstein, please refer to his dissident proxy materials.

Instructions for Voting Your Proxy

We are now offering stockholders two alternative ways for voting this proxy:

•	By Telephone (using a touch-tone telephone)	•	By Mail (traditional method)

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card.

TELEPHONE VOTING

•	This method of voting is available for residents of the U.S. and Canada

•	On a touch-tone telephone, call TOLL FREE 1-800-858-0073, 24 hours a day, 7 days a week

•	You will be asked to enter ONLY the CONTROL NUMBER shown below

•	Have your proxy card ready, then follow the prerecorded instructions

•	Your vote will be confirmed and cast as you directed

VOTING BY MAIL

•	Simply mark, sign and date your proxy card and return it in the postage-paid envelope

•	If you are voting by telephone, please do not mail your proxy card

COMPANY NUMBER	CONTROL NUMBER

BRANTLEY CAPITAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert P. Pinkas and Michael J. Finn, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122, on September 17, 2002 at 10:00 a.m. Eastern Time, and at all adjournments thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSALS 3 AND 4 LISTED. If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the board or directors knows of no other business to be presented at the meeting.

(x) Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1 AND A VOTE “FOR”
PROPOSAL NO. 2.

1.	FOR [ ]	WITHHELD [ ]	FOR ALL EXCEPT NOMINEES CROSSED OUT [ ]

To elect:
James P. Oliver
Benjamin F. Bryan
to serve as directors (except as marked to the contrary) for the Company for a five year term expiring in 2007 or until their successors are elected and qualified.

          INSTRUCTIONS: To withhold authority to vote for any individual, strike a line through his name on the list above.

2.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

To ratify the selection of KPMG LLP as the Company’s independent accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 3 AND A VOTE “AGAINST”
PROPOSAL NO. 4.

3.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

To recommend that the board of directors take action to commence an orderly liquidation of Brantley as soon as possible.

4.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

To terminate the existing investment advisory agreement and to request that the board negotiate a new advisory agreement at a reduced fee.

5.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

Please mark, sign and return this proxy in the enclosed envelope. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.

Dated

Signature

Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.